Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—September 2003

Series	1996-C *
Deal Size	$271.50 MM
Expected Maturity	02/16/04

Yield	10.61%
Less: Coupon	1.36%
Servicing Fee	0.68%
Net Credit Losses	4.42%
Excess Spread:
September-03	4.15%
August-03	5.67%
July-03	5.91%
Three month Average Excess Spread	5.24%

Delinquency:
30 to 59 days	2.10%
60 to 89 days	1.56%
90 + days	3.48%
Total	7.14%

Payment Rate	12.51%